EXHIBIT 2.1

EXECUTION COPY

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

     THIS AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER (this “Amendment No. 2”) is made and entered into as of March 15, 2005 by and among LifePoint Hospitals, Inc. (“LifePoint”), a Delaware corporation, Lakers Holding Corp. (“Holding Company”), a Delaware corporation, Lakers Acquisition Corp. (“LifePoint Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Holding Company, Pacers Acquisition Corp. (“Province Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Holding Company, and Province Healthcare Company (“Province”), a Delaware corporation, to amend that certain Agreement and Plan of Merger, dated as of August 15, 2004, by and among LifePoint, Holding Company, LifePoint Merger Sub, Province Merger Sub and Province, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of January 25, 2005 (as amended, the “Merger Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

Preamble

     WHEREAS, the Parties desire to amend the Merger Agreement in accordance with the terms of this Amendment No. 2.

     WHEREAS, Section 11.5 of the Merger Agreement provides that to the extent permitted by Law, the Merger Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after stockholder approval of the Merger Agreement has been obtained.

     NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the Parties agree as follows:

          1. Section 10.1(g) of the Merger Agreement. Section 10.1(g) of the Merger Agreement shall be deleted and replaced in its entirety with the following:

     “(g) By LifePoint or Province, in the event that the Mergers shall not have been consummated by May 1, 2005, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 10.1(g); provided, however, that if the failure to consummate the Mergers by such date is due solely to the Parties’ inability to obtain the tax opinions referred to in Sections 9.2(i) and 9.3(d) of the Merger Agreement on or prior to the Closing, which will result in the Parties seeking to implement a Forward Subsidiary Merger Transaction or a Reverse Subsidiary Merger Transaction pursuant to Section 8.19 of the Merger Agreement, the date referred to in this Section 10.1(g) shall be the earlier of (A) June 30, 2005 and (B) 45 days after the SEC has declared the Registration Statement effective; or”

          2. Construction. Except as expressly set forth herein, all of the provisions of the Merger Agreement shall remain in full force and effect in accordance with their terms and shall be deemed incorporated herein as if set forth at length herein, and this Amendment No. 2 shall reaffirm the Merger Agreement in all respects. In the event of any conflict or inconsistency between the provisions of this Amendment No. 2 and the provisions of the Merger Agreement, the provisions of this Amendment No. 2 shall govern.

          3. Assignment. Except as expressly contemplated hereby, neither this Amendment No. 2 nor any of the rights, interests or obligations hereunder shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Amendment No. 2 will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

          4. Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Amendment No. 2 shall be governed by and construed in all respects in accordance with the laws of the State of Delaware.

          5. Counterparts. This Amendment No. 2 may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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     IN WITNESS WHEREOF, each of the Parties has caused this Amendment No. 2 to be executed on its behalf by its duly authorized officers as of the day and year first above written.

LIFEPOINT HOSPITALS, INC.

By:	/s/ Kenneth C. Donahey

Name:	Kenneth C. Donahey
Its:	Chairman of the Board, Chief Executive Officer
and President

LAKERS HOLDING CORP.

By:	/s/ Kenneth C. Donahey

Name:	Kenneth C. Donahey
Its:	President

LAKERS ACQUISITION CORP.

By:	/s/ Kenneth C. Donahey

Name:	Kenneth C. Donahey
Its:	President

PACERS ACQUISITION CORP.

By:	/s/ Kenneth C. Donahey

Name:	Kenneth C. Donahey
Its:	President

PROVINCE HEALTHCARE COMPANY

By:	/s/ Martin S. Rash

Name:	Martin S. Rash
Its:	Chief Executive Officer
and Chairman of the Board